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( BW)(TX-IXC-COMMUNICATIONS)(IIXC) IXC Obtains $310 Million Financing

     Business Editors and High-Tech Writers

     AUSTIN, Texas--(BUSINESS WIRE)--Sept. 14, 1999--IXC Communications Inc. (Nasdaq:IIXC) today announced that it has completed $310 million of financing through Bank of America N.A. and amended its existing credit facility with the bank.

     The new facility comprises two secured revolving loans and is intended to finance IXC through the close of its merger with Cincinnati Bell Inc. The merger is currently expected to close in the fourth quarter 1999. The facility provides for prime or LIBOR rate interest options at IXC's election. IXC expects to use the proceeds for capital expenditures and working capital requirements. The new facilities will mature at the completion of the merger or if the merger is terminated. If the merger is not completed by Feb. 28, 2000, $310 million of the new facilities will mature. Under certain circumstances, Bank of America may sell the credit facilities to Cincinnati Bell, resulting in Cincinnati Bell becoming the lender to IXC. In amending its existing agreement, the covenants under the facility have been adjusted and the total amount available to IXC has been fixed at $200 million, the amount presently outstanding. The existing facility will also mature at the completion of the merger or if the merger is terminated.

     "We are extremely pleased to have completed this credit facility," said John Zrno, IXC's Chief Executive Officer. "It allows us the financial flexibility to continue our growth strategy while preparing to merge with Cincinnati Bell."

     IXC's network-based delivery solutions are designed to address the speed and capacity requirements of the global communications market. IXC offerings include private line, fast packet (ATM and frame relay), Internet and long-distance switched and dedicated services. IXC Communications Inc. is at the forefront of the industry's new class of emerging domestic and international carriers. IXC is a publicly traded company listed on Nasdaq under the symbol IIXC. For more information, visit IXC's Web site at www.ixc-comm.com.

     CONTACT:  IXC Communications Inc., Austin
               Media Contact:
               Melissa Jackson, 512/231-5247
               mjackson@ixc-comm.com
               or
               Investor Contact:
               Greta Wiechman, 888/267-9478
               gwiechman@ixc-comm.com